National Presto Industries, Inc.
                                   Exhibit 11



The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.


(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                          Second Quarter        First Six Months
                                                          --------------        ----------------
                                                         1998       1997         1998       1997
                                                         ----       ----         ----       ----
Net Earnings (1)                                       $ 2,760     $ 2,640     $ 5,570     $ 5,218
                                                       ===================     ===================

Weighted average common shares outstanding (2)           7,357       7,354       7,357       7,354

Common share equivalents relating to stock options           1           1           1           1

Adjusted common and common equivalent                  -------------------     -------------------
   shares for computation (3)                            7,358       7,355       7,358       7,355
                                                       ===================     ===================

Net earnings per share:
     Basic (1/2)                                       $  0.38     $  0.36     $  0.76     $  0.71
                                                       ===================     ===================
     Diluted (1/3)                                     $  0.38     $  0.36     $  0.76     $  0.71
                                                       ===================     ===================